Contact: Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
mike.dickerson@aarons.com

Aaron’s Announces Agreement with FTC Regarding Future Contingent Purchase and Sale Agreements

No Fines, Penalties or Admission of Wrongdoing

ATLANTA – February 21, 2020 – Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced that the Federal Trade Commission (the “FTC”) has approved for public comment a proposed consent agreement regarding future contingent purchases and sales of customer lease agreements with other rent-to-own companies. As previously disclosed, the Company reached agreement with FTC staff on the terms of the proposed settlement in August 2019.

With the FTC’s announcement today, the proposed consent agreement is now subject to a 30-day public comment period after which the FTC will decide whether to make the proposed agreement final.

In connection with the FTC’s decision to approve the proposed consent agreement for public comment, Aaron’s released the following statement:

The proposed consent agreement allows us to focus on our business. Under the agreement, there are no fines, penalties, admission of wrongdoing, fault or liability on the part of the Company. This agreement is not expected to affect our go-forward business or operations.

About Aaron's, Inc.

Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Aaron's Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its approximately 1,500 company-operated and franchised stores in 47 states and Canada as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through over 20,000 retail locations in 46 states. Vive Financial (formerly Dent-A-Med, Inc.), provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit Aarons.com, ProgLeasing.com, and Vivecard.com.